                                                                  Exhibit 10.31

                     [LETTERHEAD OF FLETCHER SPAGHT, INC.]

R. John Fletcher
Chief Executive Officer

                                                 September 20, 1999

Transmitted via Facsimile (781) 860-0705
Originals Forwarded via First Class Mail

Robert C. Bishop, Ph.D.
Chief Executive Officer
AutoImmune, Inc.
128 Spring Street
Lexington, MA 02421

Dear Bob:

      It was a pleasure to speak with you and Joanne last week. Linda Tufts and I incorporated your suggestions relative to our proposal. We would be pleased to undertake the work required to ascertain the potential of Colloral as a neutraceutical. If the product does have potential we would assist your efforts to determine the commercialization strategy which would optimize that potential.

      We are enthusiastic about the work you requested. Our firm can commence the assignment soon and believe there is value to doing so. The balance of this letter represents our proposal for assisting you.

CHARTER

      Fletcher Spaght, Inc. ("FSI") will analyze the market potential, business requirements and likely returns associated with the launch of Colloral as a neutraceutical. A major emphasis of the work will be formulating alternative market entry strategies and evaluating the relative attractiveness of those options. FSI will work with you to determine whether, and how, AutoImmune could best realize value from Colloral.
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Robert C. Bishop, Ph.D.
Page 2
September 20, 1999

      At this point, we anticipate the major tasks which need to be completed include:

      .     Estimate the market potential (units) of Colloral

            -  relevant population - appropriate market segments

            -  overall size and growth races of relevant segments

            -  achievable share

            - what is the most likely manner in which the product will be used?

            -  expected distribution of usage rates (per year, per segment)

      . Research the appropriate price level of Colloral considering such factors as:

            -  price levels of competitive products

            -  price levels of analogous products

            -  economic characteristics of key segments

            - full costs of bringing Colloral to market (i.e., including distribution, marketing, sales)

            -  likely price elasticity of the product

      . Quantify the achievable revenue level of Colloral given its likely price level and unit potential

      . Estimate the rate at which Colloral is likely to penetrate and ramp to its potential

      .     Project annual revenue levels from market launch through ramp-up

      . Evaluate alternative sales channels including their requirements, capabilities, and economics relative to Colloral

      . Determine how Colloral should be packaged and distributed within the context of the likely sales channel(s)

      . Identify the types and costs of marketing efforts which would be required to educate and generate interest among target customers

      . Determine manufacturing requirements and likely costs levels (investment and operating) to support the projected level of demand

      . Assess whether partners could be helpful to the manufacturing, marketing and/or sales of Colloral i.e., evaluate the trade-offs between leveraging AutoImmune's infrastructure vs. partnering with others. If partnering is attractive, determine which companies are the more attractive prospects and the likely economic characteristics of the partnership (at this point, for planning purposes)
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Robert C. Bishop, Ph.D.
Page 3
September 20, 1999

      . Develop annual projections of the financials (revenues, costs, profits, cash flow) for each of the major scenarios in which Colloral could be launched

      . Evaluate the alternative commercialization options and identify the most promising alternative based upon criteria relevant to AutoImmune

      . Create a Business Plan documenting the potential, market entry strategy, requirements and pay-offs of the preferred alternative for commercializing Colloral

      .     Negotiate partnerships which are part of the optimal entry strategy

APPROACH

      To address and complete the major work efforts listed in the Charter section, FSI plans to structure its work as outlined in the phases described below.

                           Overview of FSI's Approach

Phase   Work Effort
-----   -----------

I.      Market Analysis      ------------------
                                  Phase V              ------------
II.     Commercialization         Financial              Phase VI
        Assessment                Planning               Business
                             ------------------            Plan
III.    Manufacturing         Commercialization        ------------
        Analysis              Option Assessment        ------------
IV.     Partners             ------------------         Phase VII
                                  Financial             Partnering
                                  Strategy             Arrangement
                             ------------------        ------------

Note: Shaded work efforts to be done if decide to commercialize following go/no go decision.
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Robert C. Bishop, Ph.D.
Page 4
September 20, 1999

      Phase I: Market Analysis

      During this phase, FSI will work on the issues related to determining the overall potential of Colloral as a neutraceutical: market potential in units, pricing, achievable revenue and ramp-up rate.

      We will begin with a working session with you and Joanne to discuss your perspectives, review any existing research, and agree on the appropriate level and emphasis of the work.

      Thereafter, we anticipate that to complete our work we will need to:

      . Collect and analyze relevant information regarding the Rheumatoid Arthritis (RA) population

      . Review the current status of treatments for RA, including the use of non-prescription solutions

      . Research the experience of analogous situations which involve the use of neutraceuticals

      . Conduct a limited market research effort with key physicians, focusing on those involved in the clinical trials, regarding their perspective and likely level of support relative to their patients

      .     Interview selected patients from the AutoImmune clinical trials

      . Analyze the pricing patterns of neutraceuticals in context with presumed levels of effectiveness, cost of alternatives, size of re1evant populations, etc.

      . Analyze and synthesize the results of the market research and other information developed

      Phase II: Commercialization Assessment

      During this phase, FSI will determine the alternative sales channels which would be appropriate for Colloral. For each channel type, we plan to:

      .     Conduct research to identify the key players
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Robert C. Bishop, Ph.D.
Page 5
September 2O, 1999

      . Conduct field work to discuss the receptivity of those companies to distributing the product, define the requirements for achieving success within that channel and determine the level of potential which Colloral might achieve

      . Analyze the financial characteristics of operating within the channel

      The above work will address, for each channel, such factors as:

      .     Types of customers served

      .     Market share of customer segments

      .     Price levels/margin expectations

      .     Inventory turn expectations

      .     Viewpoint on branding

      . Typical distribution cycle and thus shelf-life requirements, refrigeration, order size and other distribution characteristics

      .     Packaging requirements

      .     Level of marketing support provided by/required by the channel

      .     Other benefits/risks during the start-up phase

      .     Implications for working with/conflicting with other channels

      The above work will enable us to resolve the issues related to sales channels and distribution. As well, the work in this phase will provide valuable inputs into FSI's work regarding pricing strategy, marketing, partnering and financial planning.

      Phase III: Manufacturing Analysis

      The investments and operating costs associated with producing Colloral are important inputs to developing strategic alternatives for commercializing the product. During this phase, FSI will review the cost data available within AutoImmune, and analyze the likely dynamics of those costs under alternative scenarios of market success. To develop inputs for an analysis which are not available within AutoImmune, FSI will rely on its past experience with analogous clients, manufacturers of comparable products and equipment and raw materials suppliers -- as required.

Robert C. Bishop, Ph.D.
Page 6
September 20, 1999

      Phase IV: Partners

      It is likely that AutoImmune will want to partner with another company to provide some or all of the capabilities required for commercialization. During this phase FSI will determine the areas in which AutoImmune most benefits from a partnership versus go-it-alone. Essentially, we plan to trade-off partnering versus not, based upon the relative cost, for any step of value-added of having a partner versus developing the capability de novo. Ultimately, whether or not to have a partner will also depend on other factors, e.g., market size, type of distribution available, capital access, etc. Nevertheless, at this point, the planning process requires that the major types of partnerships be evaluated in the context of relative cost and capabilities trade-offs.

      As a result of its work in this phase, FSI expects to:

      .     Determine the areas of value added for which a partner is preferred

      .     Identify prospective partners

      . Incorporate benchmarks regarding partnerships economics into the overall financial projections

      Phase V: Financial Planning

      FSI will develop projections reflecting the more promising commercialization options. During this phase our work will build upon the revenue projections developed in Phase I and include:

      . Analyzing the expense and investment levels required for the roll-out

      .     Creation of projected financia1s (3-5 years)

            -  P&L

            -  Balance Sheet

            -  Cash Flow

      Each major scenario will be evaluated in the context of likelihood of success and types/levels of risk.

      If AutoImmune decides to commercialize Colloral as a neutraceutical and once a commercialization alternative is agreed upon, FSI will also provide AutoImmune with the information needed to fund the start-up:

      .     Determination of financing requirements
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Robert C. Bishop, Ph.D.
Page 7
September 20, 1999

      .     Valuation

            -  analytical approaches

            -  comparables

      .     Development of prospect list for funding sources

      .     Determination of type of fundraising assistance required

      .     Recommendations regarding how best to proceed

      Phase VI: Business Plan

      If AutoImmune requires a business plan to raise capital or effect a partnership relative to Colloral, FSI will build upon its prior work to develop the plan. As appropriate, the document will cover the traditional business plan topics, including, relevant:

      .     Executive Summary

      .     Definition of the business

      .     Market opportunity

            -  Segmentation

            -  size and growth, overall and by major segment

      .     Competition

            -  characteristics

            -  Colloral's advantage

      .     Roll-our strategy

      .     Marketing and sales strategy

      .     Organization, Human Resources

      .     Management Team and Board

      .     Ownership

      .     Goals, milestones, timing

      .     Risks
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Robert C. Bishop, Ph.D.
Page B
September 20, 1999

      .     Financials

            -  budget second half 1999

            -  3-5 year projections (P&L, Balance Sheet, Cash Flow)

            -  level of investment, timing, use of funds

            -  returns; value

      If other topics are important to include in the plan, FSI will do so.

      Following completion of the plan, FSI will develop an executive presentation suitable for briefing prospective funding and/or partnering sources on the Colloral opportunity. FSI will also develop an Action Plan for moving ahead with fundraising efforts.

      Phase VII: Partnering Arrangement

      FSI will be available to assist AutoImmune, as appropriate, with effecting partnerships which are deemed beneficial to commercializing Colloral. We have been instrumental in many such partnerships and would be pleased to either take the lead or play a supporting role relative to your efforts. If we assume primary responsibility, we would do the work primarily on a success fee basis.

SCOPE

      Within the context of this proposal, FSI will focus on the U.S. market. We would be pleased to assist you with the markets in Europe and/or Japan, should you so require.

      We are pleased that Joanne will be available to contribute to the work and we have taken her availability into account when we agreed upon the cost for the work outlined herein.

OUTPUT

      At the conclusion of each major analytical effort we will develop an interim summary of findings, supporting analyses and conclusions. At the completion of Phase V we will synthesize our findings to date and prepare a formal presentation for the Board and management team. We will provide bound copies of the material presented as documentation of our work.
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Robert C. Bishop, Ph.D.
Page 9
September 20, 1999

WORKING RELATIONSHIP

      We will look to you, Bob, as our client and to Joanne as the focal point for day-to-day interaction on behalf of AutoImmune. As well, Joanne will be participating in the work. During this assignment we will update you on our progress on no less than a biweekly basis.

QUALIFICATIONS

      Fletcher Spaght, Inc. was founded in 1983. The focus of our firm is to provide strategy and corporate development assistance to high growth companies and new ventures. The specific work we perform is directed at:

      . Providing management with information which will facilitate making choices to maximize the potential of a business

      . Developing options for improving existing businesses or creating/launching new businesses

      . Assisting companies with the implementation of their strategic and operational choices

      .     Arranging corporate partnerships and equity investments

      Our practice areas of specialization include Healthcare, High Technology and Corporate Growth/Development. In Healthcare. our work encompasses pharmaceuticals, biotechnology, medical devices, innovative services for the physician hospital and insurance markets and other technology opportunities, including e-commerce applications, for the physician and hospital communities. In High Technology, we include software, computers and computer peripherals, a variety of other analog and digital devices, and advanced materials. Many of our High Technology clients have applications in medical areas. In Corporate Growth/Development we include distribution, service and transaction-intensive businesses in a multiplicity of industries.

      The staff of FSI is comprised of strategy consultants with prior experience in premier strategy firms, such as The Boston Consulting Group, Bain and Company, The Wilkerson Group, Gemini Consulting and people with backgrounds in our areas of expertise. On average, our staff has a greater level of experience than members of competitor firms, thereby allowing us to quickly grasp the issues of an evolving business. Our industry expertise provides a broad spectrum of related experience and contacts. Thus, we avoid a costly start-up in learning our client's industry and instead, can devote our resources to in-depth pursuit of the issues comprising a specific assignment.

Robert C. Bishop, Ph.D.
Page 10
September 20, 1999

      Selected assignments relevant to this work include:

      . Assessment of the U.S. and European opportunity for a nutritional product/medical food line designed for Parkinson's patients (to be sold OTC mail-order) which, based on clinical trials, enhanced drug therapy/minimized on-off; this effort included market research with physicians, patients and key associations.
             -  post-launch, FSI conducted follow-up market research with patients to examine the purchase/rebuy decision and evaluated potential distribution partnerships to accelerate revenue growth/ramp-up

      . Development of a strategic plan for a wound care company with a proprietary therapeutic (non-FDA approved) which included incorporating their solution into a services business and the creation of win/win service partnerships with hospitals for alternative/customized models of care

      . Evaluation of the market opportunity, including development of the patient profile, likely patient market size and assessment of physician reaction relative to a drug with a problematic pharmacokinetic profile used to symptomatically treat a neurological disease, and which was historically available in the U.S. through compounding pharmacies and the "black market", but could be improved through reformulation/time-modulated delivery

      . Strategy assistance for a company with a therapy, not subject to FDA approval (due to off-label use), to regulate the metabolic uptake for a subset of patients with short-bowel syndrome

      . Strategy assistance for a food/nutrition company interested in enhancing sales of specific products through innovative cross-product promotions to selected customer segments

      As well, FSI has identified and negotiated many licensing and partnership agreements with companies in the U.S., Europe and Japan for therapeutics, diagnostics and devices.

      I believe FSI is unique in terms of its focus, expertise and scope of operations. It is our perception that FSI enjoys a reputation for excellent work, responsiveness, and objectivity. Importantly, we know our firm has helped clients improve their performance, earn attractive returns on new investments, and avoid pursuing business opportunities which have ultimately proven to be unsuccessful.

Robert C. Bishop, Ph.D.
Page 11
September 20, 1999

PROJECT STAFFING

      I will take primary responsibility for this assignment and Linda Tufts will assume day-to-day case management. Assisting us in this effort will be key team members from our Healthcare Practice including Mary Anne Poole, Geeta Bahl, Joanna Chin and Brian Fox.

      An attachment with abbreviated profiles of each key team member accompanies this proposal. Other professionals will be utilized as needed.

TIMING AND COST

      In accordance with your request, we will organize the work to be complete by the end of November.

      The fees for our assistance for Phases I-V will be $150,000. Our policy is to bill only for time productively spent on behalf of the client. Therefore, actual accrued amounts could be less than proposed. In no case, however, will we exceed the amount proposed for fees without your prior approval. The effort required for subsequent phases will depend on the conclusions of Phase V and, therefore, will be scoped at that time.

      We have structured the work in accordance with our current understanding of what is needed. If this does not meet your expectations we would be pleased to discuss alternatives to the scope of effort described.

      Our policy is to invoice our clients twice monthly on a progress billing at the lower end of the projected budget estimate of professional fees. For this project, we request an upfront payment of $30,000 and four progress payments of $30,000 towards professional fees. We will invoice you for the progress payments. At the completion of our work, we will reconcile all fees and submit a final invoice for any remaining expenses due.

      In addition to our fees we will request reimbursement for expenses such as those associated with communications (e.g., telephone, fax, photocopy), overnight delivery (e.g., FedEx services), database searches, travel, honoraria, etc. We will invoice for expenses at the end of each calendar month. Expense documentation will accompany each invoice. Telephone expense is not documented and thus will be charged at 3% of fees.

      FSI asks that you honor all invoices within fifteen days of receipt.
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Robert C. Bishop. Ph.D.
Page 12
September 20, 1999

CONFIDENTIALITY

      FSI recognizes the confidential nature of the work proposed. We commit to treating all of the information developed on your behalf as proprietary to AutoImmune.

SUMMARY

      We recognize the vital importance of this project to AutoImmune and we are enthusiastic about assisting you.

      We look forward to hearing from you to discuss the next steps relative to getting started. Please call Linda or me at your earliest convenience.

                                                 Sincerely,


                                                 /s/ John
                                                 -----------------
                                                 R. John Fletcher

APPROVED for AutoImmune, Inc. by:


/s/ Robert C. Bishop                             Sept 28, 1999
---------------------                            -----------------
Robert C. Bishop, Ph.D.                          Date
Chief Executive Officer

RJF/jmw
Attachment